EXHIBIT 12.1

SEACOR SMIT Inc.
Ratio of Earnings to Fixed Charges

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
                                                                                       Year Ended December 31,
                                                         ---------------------------------------------------------------------------
                                                              1997           1998          1999           2000            2001
                                                         ---------------------------------------------------------------------------
ADD:
        (a)Pre-tax income from continuing operations
           before adjustments for minority interests
           in consolidated subsidiaries or income or
           loss from equity investees                          $175,703       $172,896      $ 43,516         $61,658       $103,721

        (b)Fixed charges                                         16,057         34,563        35,401          30,162         24,815

        (c)Amortization of capitalized Interest                       -             59           316             583            211

        (d)Distributed income of equity investees                     -          2,334        11,450           9,029          6,705

        (e)Registrant's share of pre-tax losses of
           equity investees for which charges arising
           from guarantees are included in fixed charges              -              -             -          (1,338)             -


SUBTRACT:
        (a)Interest capitalized                                  (1,516)        (8,455)       (9,836)           (639)          (760)

        (b)Preference security dividend requirements of
           consolidated subsidiaries                                  -              -             -               -              -

        (c)Minority interest in pre-tax income of
           subsidiaries that have not incurred fixed
           charges                                                 (487)        (1,837)         (537)           (450)          (224)

                                                         ---------------------------------------------------------------------------
                                                               $189,757       $199,560      $ 80,310         $99,005       $134,468
                                                         ===========================================================================

        (A) Interest expense, including amortization of
                       debt expense and discount/premium         14,168         22,798        22,330          27,450         21,998
        (B) Capitalized interest                                  1,516          8,455         9,836             639            760
        (C) Interest in rental expense                              373          3,310         3,235           2,073          2,057
        (D) Preferred stock dividends                                 -              -             -               -              -
                                                         ---------------------------------------------------------------------------
                                                                $16,057        $34,563      $ 35,401         $30,162        $24,815
                                                         ===========================================================================

                                                                11.8177         5.7738        2.2686          3.2824         5.4188
                                                         ===========================================================================
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
                                                                                                          Nine Mos.
                                                                                                            Ended
                                                                                                          9/30/2002
                                                                                                       ---------------
EARNINGS S-K Reg 229.503 (d)(C)

       ADD:
            (a)Pre-tax income from continuing operations before adjustments for minority interests in consolidated subsidiaries or
               income or loss from equity investees                                                         $ 65,541

            (b)Fixed charges                                                                                  14,820

            (c)Amortization of capitalized Interest                                                              174

            (d)Distributed income of equity investees                                                          1,290

            (e)Registrant's share of pre-tax losses of equity investees for which charges
               arising from guarantees are included in fixed charges                                               -


       SUBTRACT:
            (a)Interest capitalized                                                                             (687)

            (b)Preference security dividend requirements of consolidated subsidiaries                              -

            (c)Minority interest in pre-tax income of subsidiaries that have not incurred fixed
               charges                                                                                            (4)
                                                                                                      ---------------
                                                                                                            $ 81,134
                                                                                                      ---------------

FIXED CHARGES S-K Reg 229.503 (d)(1)(A):
            (A)Interest expense, including amortization of
                        debt expense and discount/premium                                                     11,300
            (A)Capitalized interest                                                                              687
            (C)Interest in rental expense                                                                      2,833
            (D)Preferred stock dividends                                                                           -
                                                                                                      ---------------
                                                                                                            $ 14,820
                                                                                                      ===============

RATIO OF EARNINGS/FIXED CHARGES                                                                             5.474629
                                                                                                      ===============

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